Exhibit 10.31

bioatla, INC.

DIRECTOR COMPENSATION POLICY

(Adopted and approved on December 15, 2021)

Each member of the Board of Directors (the “Board”) of BioAtla, Inc. (the “Company”), who is not an employee of the Company (each such member, a “Non-Employee Director”), will receive the compensation described in this Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the date set forth above (the “Effective Date”).

The Director Compensation Policy will become effective upon the Effective Date and supersedes all prior arrangements with respect to the subject matter hereof. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board or a committee of the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service in an applicable role will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service in such role that the Non-Employee Director provided in such quarter and the denominator of which will be the number of days in such quarter. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter of calendar year 2022, with the amount of such payment equal to the full quarterly installment, pro-rated, if applicable, based on the days of service that the Non-Employee Director provided in such quarter.

1.
Annual Board Member Service Retainer:
a.
All Non-Employee Directors: $40,000.
b.
Non-Employee Director serving as Board Chair: N/A
2.
Annual Committee Member Service Retainer:
a.
Member of the Audit Committee: $7,500.
b.
Member of the Compensation Committee: $5,000.
c.
Member of the Nominating and Corporate Governance Committee: $4,000.
3.
Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.
Chair of the Audit Committee: $15,000.
b.
Chair of the Compensation Committee: $10,000.
c.
Chair of the Nominating and Corporate Governance Committee: $8,000.

Equity Compensation

The equity awards contemplated by Sections 4 and 5 of this Director Compensation Policy will be granted under the Company’s 2020 Equity Incentive Plan, as amended, or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”), and this Director Compensation Policy, as it relates to such equity awards, forms a part of the Plan. In the event of any inconsistency between the Plan and this Director Compensation Policy, this Director Compensation Policy shall control.

4. Automatic Stock Option Grants. Automatic stock option grants shall be made as follows:

a. Annual Grant for Continuing Non-Employee Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (“Annual Meeting”) beginning with the 2022 Annual Meeting, each continuing Non-Employee Director shall be granted a stock option award (“Option Award”) under the Plan covering 12,500 shares (“Shares”) of the Company’s Common Stock (as defined in the Plan). Each Continuing Director Option Award shall vest on the earlier of (x) the day before the next Annual Meeting or (y) the one-year anniversary of the grant date, subject to the applicable Non-Employee Director’s continued service as a member of the Board through such vesting date.

b. Initial Grant for New Non-Employee Directors. Without any further action of the Board, each person who, on or after the 2021 Annual Meeting, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the effective date of his or her initial election or appointment to be a Non-Employee Director, be granted a stock option award under the Plan covering 25,000 Shares (a “New Director Option Award”). Each New Director Option Award shall vest with respect to (i) 8,333 Shares on the first anniversary of the date of grant, (ii) 694 Shares on the last day of the next 23 months commencing with the month next following such first anniversary and (iii) 705 Shares on the last day of the 24th month next following such first anniversary, subject, in each case, to the applicable Non-Employee Director’s continued service as a member of the Board through such vesting date.

5. Remaining Terms. The remaining terms and conditions of each stock option award granted under this policy will be as set forth in the Plan and the Company’s standard form of stock option agreement for Non-Employee Directors currently in effect, as it may be amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Expenses; Other

The Company will reimburse each Non-Employee Director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings, provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

This Director Compensation Policy was adopted by the Board and may only be amended or terminated by the Board.